EXHIBIT 21.1

                 SUBSIDIARIES OF ECLIPSE SURGICAL TECHNOLOGIES
                              AS OF MARCH 30, 2001

Organization                                    Jurisdiction
------------                                    ------------
CardioGenesis Corporation                       California, U.S.A.
Compleat Corporation                            California, U.S.A.
Eclipse Surgical Technologies B.V.              Netherlands